EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT





                                 by and between



                       EMPLOYEE SOLUTIONS, INC., as Buyer,


                                       and


                          LEASEWAY PERSONNEL CORP., and

               LEASEWAY ADMINISTRATIVE PERSONNEL, INC., as Seller


                                      with

             LEASEWAY TRANSPORTATION CORP., Seller's Parent Company





                                  July 5, 1996

                                TABLE OF CONTENTS

         1.       Purchase and Sale of Business and Assets.  ...................................................  1
                  ----------------------------------------

         2.       Purchase Price................................................................................  1
                  --------------
                  (a)      Calculation of Purchase Price........................................................  1
                           -----------------------------
                  (b)      Amount Payable at Closing............................................................  2
                           -------------------------
                  (c)      Method of Payment....................................................................  2
                           ------------------

         3.       Closing.......................................................................................  2
                  -------

         4.       Obligations at Closing; Further Assurances....................................................  3
                  ------------------------------------------

         5.       Representations and Warranties by Seller and Parent...........................................  5
                  ---------------------------------------------------
                  (a)      Organization, Standing and Qualification.............................................  5
                           ----------------------------------------
                  (b)      Subsidiaries.........................................................................  5
                           ------------
                  (c)      Transactions with Certain Persons....................................................  6
                           ---------------------------------
                  (d)      Execution, Delivery and Performance of Agreement; Authority..........................  6
                           -----------------------------------------------------------
                  (e)      Intentionally Omitted................................................................  6
                  (f)      Ownership of Seller's Capital Stock..................................................  7
                           -----------------------------------
                  (g)      Financial Statements.................................................................  7
                           --------------------
                  (h)      Absence of Undisclosed Liabilities...................................................  7
                           ----------------------------------
                  (i)      Taxes................................................................................  8
                           -----
                  (j)      Absence of Changes or Events.........................................................  8
                           ----------------------------
                  (k)      Litigation........................................................................... 10
                           ----------
                  (l)      Compliance with Laws and Other Instruments........................................... 10
                           ------------------------------------------
                  (m)      Title to Properties.................................................................. 11
                           -------------------
                  (n)      Schedules............................................................................ 11
                           ---------
                  (o)      Patents, etc......................................................................... 13
                           ------------
                  (p)      No Guaranties........................................................................ 13
                           -------------
                  (q)      Inventory and Supplies............................................................... 14
                           ----------------------
                  (r)      Receivables.......................................................................... 14
                           -----------
                  (s)      Business Description; Material Customer List; Indemnification for Loss
                           ----------------------------------------------------------------------
                           of Customers......................................................................... 14
                           ------------
                  (t)      Records.............................................................................. 14
                           -------
                  (x)      Disclosure........................................................................... 18
                           ----------

         6.       Representations and Warranties by ESI......................................................... 19
                  -------------------------------------
                  (a)      Organization......................................................................... 19
                           ------------
                  (b)      Authorization and Approval of Agreement.............................................. 19
                           ---------------------------------------
                  (c)      Execution, Delivery and Performance of Agreement..................................... 19
                           ------------------------------------------------
                  (d)      Litigation........................................................................... 19
                           ----------

         7.       Conduct of Business Prior to Closing.......................................................... 20
                  ------------------------------------

                                                      (i)

         8.       Access to Information and Documents........................................................... 21
                  -----------------------------------

         9.       Employment and Noncompete Agreements; Post-Closing Agreements................................. 21
                  -------------------------------------------------------------

         10.      Directors and Shareholders Authorization;  Change of Corporate Name; No-
                  ------------------------------------------------------------------------
                  Shopping...................................................................................... 22
                  --------

         11.      Bulk Sales Compliance......................................................................... 22
                  ---------------------

         12.      Employee Plans; Employees..................................................................... 23
                  -------------------------

         13.      Conditions Precedent to ESI's Obligations..................................................... 26
                  -----------------------------------------

         14.      Conditions Precedent to Seller's and Parent's Obligations..................................... 27
                  ---------------------------------------------------------

         15.      Audited Financial Statements.................................................................. 28
                  ----------------------------

         16.      Indemnification............................................................................... 29
                  ---------------

         17.      Nature and Survival of Representations and Warranties......................................... 31
                  -----------------------------------------------------

         18.      Intentionally Omitted......................................................................... 31
                  ---------------------

         19.      Allocation of Purchase Price.................................................................. 31
                  ----------------------------

         20.      Notices....................................................................................... 32
                  -------

         21.      Termination................................................................................... 33
                  ------------

         22.      Miscellaneous................................................................................. 33
                  -------------

         23.      Completion of Schedules and Exhibits.......................................................... 35
                  ------------------------------------


                                                      (ii)

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         This Asset Purchase Agreement (the "Agreement") dated as of July 5, 1996 is by and among Leaseway Transportation Corp., a Delaware corporation having its principal offices at Route 10 Green Hills, Reading, Pennsylvania 19603 ("Parent"), Leaseway Personnel Corp., a West Virginia corporation having its principal office at 3401 Enterprise Parkway, Suite 200, Cleveland, Ohio 44122 ("LPC"), Leaseway Administrative Personnel, Inc., an Ohio corporation having its principal office at 3401 Enterprise Parkway, Suite 200, Cleveland, Ohio 44122 ("LAP") and Employee Solutions, Inc., an Arizona corporation having its principal office at 2929 East Camelback Road, Suite 215, Phoenix, Arizona 85016 ("ESI"). (LPC and LAP sometimes are referred to collectively herein as "Seller.")

         In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

         1.       Purchase and Sale of Business and Assets.

         (a) ESI will take title to the assets purchased pursuant to this Agreement in a wholly owned subsidiary of ESI. All references hereinafter contained in this Agreement to ESI shall also include such subsidiary to the extent appropriate.

         (b) Subject to and upon the terms and conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to ESI, and ESI will purchase, at the Closing hereunder, all of the business, assets, properties, goodwill and rights of Seller as a going concern, of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of Seller (hereinafter sometimes collectively called "Seller's Assets") including, without limitation,
(i) the assets  referred to in the  Conveyance  Documents (as defined below) and
(ii) the assets reflected on the Balance Sheet referred to in Section 5(g) hereof, with only such dispositions of such assets reflected on the Balance Sheet as shall have occurred in the ordinary course of Seller's business between the date thereof and the Closing and which are permitted by the terms hereof, and excluding only Seller's minute books, corporate seal and stock records, Seller's corporate name and nontransferable governmental licenses. Seller's Assets shall be conveyed free and clear of all liabilities, obligations, liens and encumbrances excepting only those liabilities and obligations which are expressly to be assumed by ESI hereunder and those liens and encumbrances securing the same which are specifically disclosed herein and expressly permitted by the terms hereof.

2.       Purchase Price.

         (a) Calculation of Purchase Price. As full consideration for the sale, transfer, conveyance, assignment and delivery of Seller's Assets by Seller to ESI, and in reliance upon the representations and warranties made herein by Seller and Parent, ESI will, in full payment thereof, pay to Seller, in the manner and subject to adjustment as provided below in this Section, a total purchase price equal to five times Seller's Adjusted Pretax Income (as defined in the next sentence) for the year ended December 31, 1995; provided, however, that such total purchase price shall not be less than $22,500,000 (unless consented to by Seller). "Adjusted Pretax Income" shall mean Seller's contribution before corporation allocation as determined in accordance with generally accepted accounting principles consistently applied, and as reflected on Seller's unaudited financial statements for the fiscal year ended December 31, 1995, copies of which are attached hereto as Exhibit "K" (the "Unaudited Statements"), and as further adjusted for the following items: (i) an allocation of corporate overhead expense to Seller that is equal to the greater of $300,000 or the Actual Overhead Amount (as defined in the next sentence), and (ii) the amount of any Material Income Difference (as defined in the second following sentence). "Actual Overhead Amount" shall mean all direct costs and all identifiable, incremental costs incurred by Parent in providing administrative management and support to Seller; this amount shall be determined by the parties and may be supported by the conclusions of the parties' accountants, however, the accountants' calculations of overhead shall not be dispositive of the Actual Overhead Amount for purposes of calculating the purchase price. "Material Income Difference" shall mean a difference, without taking into account the allocation of corporate overhead expense to Seller, of greater than $100,000 between the Adjusted Pretax Income shown on the Unaudited Statements and the adjusted pretax income as calculated based upon the audited financial statements for Seller's fiscal year ended December 31, 1995 (the "Audited Statements"); if the difference is less than $100,000, no Material Income Difference shall exist and no adjustment to the purchase price shall be made; if the difference exceeds $100,000, a Material Income Difference shall exist, and the purchase price shall be adjusted to account for the entire amount of the Material Income Difference in the manner set forth above.

         (b) Amount Payable at Closing. The amount payable at Closing shall be determined by taking the purchase price established in Section 2(a) and adjusting it by adding an amount equal to the net value of certain assets (consisting solely of the cash and accounts receivable) transferred by Seller to ESI, and subtracting certain liabilities (consisting solely of accounts payable, accrued liabilities and, at ESI's sole election, workers compensation reserves) assumed by ESI from Seller (the "Net Asset Adjustment"). The Net Asset Adjustment shall be based upon Seller's balance sheet through the last business day immediately preceding the Closing Date. ESI, in its sole discretion, may elect not to assume the Seller's workers compensation reserves, in which case those reserves would remain the sole responsibilities of Seller and the Net Asset Adjustment would be calculated without giving regard to such reserves.

         (c) Method of Payment. The purchase price shall be paid by wire transfer at the Closing, provided that the amount of the payment shall be adjusted to reflect the Net Asset Adjustment.

         3. Closing. The Closing shall take place at 10:00 A.M., local time, on or before August 1, 1996, at the offices of Quarles & Brady in Phoenix, Arizona, or at such other time and place as the parties may agree. The day on which the Closing actually takes place is sometimes referred to in this Agreement as the Closing Date. If either of the parties is entitled not to close on the scheduled date because a condition to the Closing set forth in Section 13 or 14 hereof has not been met (or waived by the party or parties entitled to waive it), such party may, in its sole discretion, elect to postpone the Closing from time to time, by giving at least five days' prior notice to the other party, until the condition has been met (which all parties will use commercially reasonable efforts to cause to happen), but in no event to a date later than September 30, 1996.

         4.       Obligations at Closing; Further Assurances.

         (a) At the Closing, Seller and Parent will deliver to ESI:

                  (i) a cashier's or certified check or wire transfer drawn by Seller or Parent to the order of ESI in the aggregate amount of all of Seller's cash on hand and in banks. Seller may deduct from such amounts the total amount of all uncleared checks which have been drawn by Seller prior to the Closing in payment of liabilities of Seller which are assumed by ESI hereunder or, at ESI's option, Seller shall assign to ESI all of Seller's bank accounts subject to such uncleared checks;

                  (ii) a Bill of Sale duly executed by Seller, in form to be agreed upon by the parties and annexed hereto as Exhibit "A" on or prior to Closing;

                  (iii) an Assignment of Contract Rights duly executed by Seller, in form to be agreed upon by the parties and annexed hereto as Exhibit "B" on or prior to Closing

                  (iv) an Assignment of Lease for each real property lease included as part of the Assets, each duly executed by Seller, in form to be agreed upon by the parties and annexed hereto as Exhibit "C" on or prior to Closing;

                  (v) a Liabilities Undertaking Agreement duly executed by Seller, in form to be agreed upon by the parties and annexed hereto as Exhibit "D" on or prior to Closing;

                  (vi) Intentionally omitted.

                  (vii) the  Non-Competition  Agreement(s)  required pursuant to
         Section 9(b) below;

                  (viii) the  Post-Closing  Agreement(s)  required  pursuant  to
         Section 9(c) below;

                  (ix) the  Opinion of  Seller's  Counsel  required  pursuant to
         Section 13(f) below;

                  (x) such third party consents and approvals as may be necessary to ensure the conveyance of all of the Assets free from the claims of any third parties;

                  (xi) a Certificate of Seller, as required pursuant to Section 13(d) below, attesting as to, among other things, the completeness and accuracy of all schedules, exhibits, representations and warranties as of the Closing Date, and, if necessary in connection therewith, updated schedules and exhibits to this Agreement, all accurate as of the date of Closing;

                  (xii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to ESI's and Seller's counsel, as shall be effective to vest in ESI good and marketable title to Seller's Assets (the documents referenced in paragraphs (a)(ii)-(iv) of this Section are referred to collectively as the "Conveyance Documents";

                  (xiii) all contracts, files and other data and documents pertaining to Seller's Assets, except Seller's minute books and stock ledger records (which may be delivered at the offices of Seller); and

                  (xiv) all other documents required to be delivered to ESI under the provisions of this Agreement.

         (b) At the Closing, ESI will deliver to Seller:

                  (i) wire transfer drawn by ESI to the order of Seller in the aggregate amount of the purchase price, as adjusted for the Net Asset Adjustment, plus or minus, less any other miscellaneous fees and costs relating to the transaction that are to be deducted from Seller's proceeds at Closing;

                  (ii) a Liabilities Undertaking Agreement duly executed by Buyer;

                  (iii) a Certificate of ESI, as required pursuant to Section 14(c) below; and

                  (iv) the Opinion of ESI's Counsel required pursuant to Section 14(d) below.

         (c) At any time and from time to time after the Closing, at ESI's request and without further consideration, Seller and Parent will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as ESI may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to ESI, and to confirm ESI's title to, all of Seller's Assets, to put ESI in actual possession and operating control thereof and to assist ESI in exercising all rights with respect thereto, all subject to and in accordance with the terms and provisions of the Agreement. After the Closing, at reasonable times and on reasonable notice, Seller shall have access to the books and records pertaining to its operations prior to the Closing, and ESI shall retain such books and records for a period of three years after the Closing.

         (d) Seller agrees that, effective upon Closing, ESI and its successors and assigns shall hereby be constituted and appointed the true and lawful attorney of Seller with full power of substitution in the name of ESI or in the name of but for the benefit and at the expense of ESI (i) to institute and prosecute all proceedings which ESI may in its sole discretion deem proper in order to collect, assert, or enforce any right, title, or interest of any kind in, to, or under Seller's Assets, to defend or compromise any and all actions, suits, or proceedings in respect of any of Seller's Assets and to do all such acts and things in relation thereto as ESI shall deem advisable; and (ii) to take all actions which ESI may deem proper in order to provide for the benefits under any contracts, licenses, leases, commitments, or sale or purchase orders where any required consent of another party thereto to the assignment thereof to ESI pursuant to this Agreement shall not have been obtained. Seller acknowledges that the foregoing powers are coupled with an interest in such contracts, licenses, leases, commitments, and sale and purchase orders and shall be irrevocable by Seller or by the subsequent dissolution of any of them or in any manner or for any reason. ESI shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

         (e) Each of the representations and warranties contained herein shall be true and correct in all respects (except where any such representation or warranty is qualified as to materiality, in which event it shall be true and correct in all material respects) as of the date hereof and on the date of Closing.

         5. Representations and Warranties by Seller and Parent. Seller and Parent jointly and severally represent and warrant to ESI, as of the date hereof and as of the date of Closing, as follows:

         (a) Organization, Standing and Qualification. LPC and LAP are corporations duly organized, validly existing and in good standing under the laws of West Virginia and Ohio, respectively; each Seller has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated; and each Seller is duly qualified, licensed or domesticated and in good standing as a foreign corporation authorized to do business in the jurisdictions listed on Schedule "5(a)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing. Seller also is licensed as a leasing company in the jurisdictions listed on Schedule "5(a)." Seller has not failed to qualify to do business or to become licensed as a leasing company in any state where that failure to do so would have a material adverse effect on Seller or its operations. As of the date of Closing, Seller has delivered to ESI true and complete copies of Seller's certificate or articles of incorporation and all amendments thereto, certified by the Secretary of State of the State of West Virginia and Ohio, respectively, and the by-laws of Seller as presently in effect, certified as true and correct by Seller's Secretary.

         (b) Subsidiaries. Seller has no subsidiaries except those listed on Schedule "5(b)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing. Seller has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any other corporation or in any partnership, joint venture or other business enterprise or entity other than as set forth on Schedule "5(b)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing. The business carried on by Seller has not been conducted through any other direct or indirect subsidiary or affiliate of Parent.

         (c) Transactions with Certain Persons. Except as set forth on Schedule "5(c)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing, and except for arms' length transactions entered into on the substantially the same terms as would have applied in a bona fide, arms' length transaction with a third party, Seller has not during the past year, and , to the best of Seller's knowledge, Seller has not during the two years immediately prior to the past year, directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of Seller), in the ordinary course of business or otherwise, (i) Parent or (ii) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Seller or Parent. Except as set forth on Schedule "5(c)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing, Seller does not owe any amount to, or have any contract with or commitment to, Parent or any of its directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to Seller. Except as set forth on Schedule "5(c)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing, no part of the property or assets of Parent or any direct or indirect subsidiary or affiliate of Parent (other than Seller) has, during the past three years, been used by Seller without fair value given to Parent in return.

         (d) Execution, Delivery and Performance of Agreement; Authority. Neither the execution, delivery nor performance of this Agreement by Seller or Parent, will with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in, cause or create any liability, reassessment or revaluation of assets, lien, charge or encumbrance pursuant to, any provision of Seller's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule, regulation, order, judgment, decree or other legal or contractual requirement to which Seller or Parent is a party or by which any of them or the Seller's Assets may be bound or affected. Seller and Parent have the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by them or their stockholders to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken and this Agreement constitutes a valid and binding obligation of Seller and Parent, enforceable against them in accordance with its terms, subject to applicable bankruptcy and insolvency laws, and principles of equity.

         (e)      Intentionally Omitted.

         (f) Ownership of Seller's Capital Stock. Parent is the lawful record and beneficial owner of 100% of Seller's capital stock, free and clear of any liens, claims, encumbrances or restrictions of any kind, and all of such shares are validly issued and outstanding, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which Seller or Parent is or may become obligated to issue, assign or transfer any shares of the capital stock of Seller.

         (g) Financial Statements. Seller and Parent have provided the following financial statements (hereinafter collectively called the "Financial Statements"), all of which are complete and correct, have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated and fairly present the financial condition of Seller as at their respective dates and the results of its operations for the periods covered thereby:

                  (i) a balance sheet of Seller (the "Balance Sheet") as at December 31, 1995 (the "Balance Sheet Date") and the related statements of earnings and statements of cash flows for the year then ended; and

                  (ii) the most recent balance sheet of Seller, which in no event shall be earlier than May 31, 1996, and Seller's statement of earnings and statement of cash flows for the quarterly period then ended.

Such statements of earnings do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

         (h) Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against on the face of the Balance Sheet (including the notes thereto, if delivered to ESI concurrently therewith) or as set forth on Schedule "5(h)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing, as of the Balance Sheet Date Seller had no material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by Seller's income, or its period prior to the close of business on the Balance Sheet Date or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable. None of the Seller's employees is now or, will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Balance Sheet Date except as disclosed on the face of the Balance Sheet (excluding the notes thereto).

         (i) Taxes. All taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding (including without limitation employer and employee portions of FICA, state unemployment taxes, federal unemployment taxes, and any other payroll taxes for both administrative and leased employees) and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by Seller, and all interest and penalties thereon, whether disputed or not, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by Seller with respect to employees' withholding and other taxes have been duly made. Seller has not been delinquent in the past year in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. Seller is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Internal Revenue Code of 1986.

         (j) Absence of Changes or Events. Except as set forth in Schedule "5(j)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing, annexed hereto, since the Balance Sheet Date, Seller has conducted its business only in the ordinary course consistent with its prior practices and has not:

                  (i) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, liabilities or financial condition of Seller;

                  (ii) discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with its prior practice;

                  (iii) declared or made any payment of dividends or other distribution to its shareholders or upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

                  (iv) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible;

                  (v) sold, transferred, leased to others or otherwise disposed of any of its assets, except for inventory sold in the ordinary course of business, or canceled or compromised any material debt or material claim, or waived or released any right of substantial value;

                  (vi) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a materially adverse effect on the assets, operations or prospects of Seller;

                  (vii) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs, or had any material change in its relations with its employees, agents, customers or suppliers or with any governmental authorities or self-regulatory organizations;

                  (viii) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

                  (ix) made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of Seller;

                  (x) issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;

                  (xi) made any capital expenditures or capital additions or betterments in excess of an aggregate of $10,000;

                  (xii) made any material changes to its banking or safe deposit arrangements;

                  (xiii) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to Seller or its property;

                  (xiv) made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

                  (xv)  suffered any change,  event or condition  which,  in any case or in the aggregate, has had or may have a materially adverse affect on Seller's condition (financial or otherwise), properties, assets, liabilities, operations or prospects, including, without limitation, any change in Seller's revenues, costs, backlog or relations with its employees, agents, customers, or suppliers;

                   (xvi) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

                  (xvii) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (i) through
         (xvi) above.

         (k) Litigation. Except as set forth in Schedule "5(k)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing, to the knowledge of Seller and Parent, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Seller or Parent threatened, against or relating to Seller, its officers, directors or employees, its properties, assets or business or the transactions contemplated by this Agreement, and neither Seller nor Parent knows or has reason to be aware of any basis for the same.

         (l) Compliance with Laws and Other Instruments. Except as set forth in Schedule "5(1)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing, Seller has complied in all material respects with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to its business, properties or operations as presently conducted, to the extent that the failure to do so would have a material, adverse effect on the business, operations, or financial condition of the Seller. Neither the ownership nor use of Seller's properties nor the conduct of its business (i) violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its certificate of incorporation or by-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Seller is a party or by which it may be bound or affected, or (ii) to the best of Seller's knowledge, conflicts with the rights of any person, firm or corporation. To the best knowledge of Seller and Parent, neither Seller nor Parent is aware of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to Seller's business, operations or properties and which might materially adversely affect Seller's properties, assets, liabilities, operations or prospects, either before or after the Closing.

         (m) Title to Properties. Seller has good and marketable title to all the properties and assets it owns or uses in its business or purports to own, including, without limitation, those reflected in its books and records and in the Balance Sheet. Except as set forth on Schedule "5(m)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing, none of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except (i) mortgages or security interests shown on the Balance Sheet as securing specific liabilities or obligations or
(ii) those imperfections of title and encumbrances, if any, which, individually or in the aggregate, (A) are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto, (B) do not interfere with either the present and continued use of such property or the conduct of Seller's normal operations and (C) have arisen only in the ordinary course of business. All of the properties and assets owned, leased or used by Seller are, to the best of Seller's knowledge, in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for all current operations of Seller and are directly related to the business of Seller.

         (n) Schedules. Attached hereto as Schedule "5(n)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing, is a separate schedule containing an accurate and complete list and description of:

                  (i) All real property owned by Seller or in which Seller has a leasehold or other interest or which is used by Seller in connection with the operation of its business, together with a description of each lease, sublease, license, or any other instrument under which Seller claims or holds such leasehold or other interest or right to the use thereof or pursuant to which Seller has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                  (ii) As of a date no earlier than June 15, 1996, all of Seller's receivables (which shall include accounts receivable, loans receivable and any advances), together with detailed information as to each such listed receivable which has been outstanding for more than 30 days.

                   (iii) All machinery, tools, equipment, motor vehicles and other tangible personal property (other than inventory and supplies), owned, leased or used by Seller except for items having a value of less than $5,000 which do not, in the aggregate, have a total value of more than $25,000, setting forth with respect to all such listed property a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                  (iv) All patents, patent applications, licenses, trademarks, trademark registrations, service marks, service names, trade names, copyrights and copyright registrations, and applications for any of the foregoing, wholly or partially owned or held by Seller or used in the operation of Seller's business (but excluding Seller's corporate name).

                  (v) All fire, theft, casualty, liability and other insurance policies insuring Seller or its properties or interests therein, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid. Except as disclosed in Schedule "5(n)", such policies are with reputable insurers, provide adequate coverage for all normal risks incident to Seller's assets, properties and business operations and are in character and amount at least equivalent to that carried by persons engaged in a business subject to the same or similar perils or hazards.

                  (vi) All sales agency or route distributorship agreements or franchises or agreements providing for the services of an independent contractor to which Seller is a party or by which it is bound.

                  (vii) All contracts, agreements, commitments or licenses relating to patents, trademarks, trade names, copyrights, inventions, processes, knowhow, formulae or trade secrets to which Seller is a party or by which it is bound.

                  (viii) All loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements to which Seller is a party or by which it is bound.

                  (ix) All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of Seller or pursuant to which Seller has acquired any substantial portion of its business or assets.

                  (x)  All   contracts,   agreements,   commitments   or   other
         understandings or arrangements to which Seller is a party or by which it or any of its property is bound or affected.

                  (xi) All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which Seller is a party or is bound or which relate to the operation of Seller's business.

                  (xii) The names and current annual salary rates of all persons (including independent commission agents) whose annual compensation (direct or indirect) from Seller is in excess of $45,000 and showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended June 30, 1996, and any accrued amounts as of the Closing that may or will become payable after the Closing.

                  (xiii) The names of all of Seller's directors and officers; the name of each bank in which Seller has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from Seller and a summary of the terms thereof.

All of the contracts, agreements, leases, licenses and commitments required to be listed on Schedule "5(n)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing (other than those which have been fully performed) are valid and binding, enforceable in accordance with their respective terms (subject to applicable bankruptcy and insolvency laws and principles of equity), in full force and effect and, except as otherwise specified in Schedule "5(n)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing, validly assignable to ESI without the consent of any other party so that, after the assignment thereof to ESI pursuant hereto, ESI will be entitled to the full benefits of Seller thereof. Except as disclosed in Schedule "5(n)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing, none of the payments required to be made under any such contract, agreement, lease, license or commitment has been prepaid more than 30 days prior to the due date of such payment thereunder, and there is not thereunder any existing default, or event which, after notice or lapse of time, or both, would constitute a default or a basis for force majeure or other claim of excusable delay or non-performance thereunder or result in a right to accelerate or loss of rights. To the best of Seller's knowledge, none of Seller's existing or completed contracts is subject to renegotiation with any governmental body. True and complete copies of all such contracts, agreements, leases, licenses and other documents listed on Schedule "5(n)" (together with any and all amendments thereto) shall be delivered to ESI as promptly as possible after the execution hereof.

         (o) Patents, etc. Except as set forth in Schedule "5(o)," which Seller shall prepare and annex hereto as promptly as possible prior to Closing, Seller owns or possesses the royalty free licenses or other rights to use all copyrights, trademarks, service marks, service names, trade names, patents, trade secrets and other proprietary rights necessary to conduct its business as it is presently operated. To the best of Seller's knowledge, Seller is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses, trade secrets or other proprietary rights owned by any other person or persons, and there is no claim or action by any such person pending, or to the knowledge of Seller or Parent threatened, with respect thereto.

         (p) No Guaranties. None of the obligations or liabilities of Seller is guaranteed by, or subject to a similar contingent liability of, any other person, firm or corporation, nor has

Seller guaranteed, or otherwise become contingently liable for, the obligations or liabilities of any other person, firm or corporation.

         (q) Inventory and Supplies. Seller does not own any inventory or work in process items. Seller's supplies reflected on the Balance Sheet or thereafter acquired (and not subsequently disposed of in the ordinary course of business) are suitable and usable for their intended purpose, none of such items is obsolete or below standard quality.

         (r) Receivables. All receivables of Seller (including accounts receivable, loans receivable and advances) which are reflected in the Balance Sheet, and all such receivables which will have arisen since the date thereof, shall have arisen only from bona fide transactions in the ordinary course of Seller's business and shall be (or have been) fully collected when due, or in the case of each account receivable within 90 days after it arose, without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed consistently with Seller's prior practices as reflected on the most recent annual Financial Statement.

         (s) Business Description; Material Customer List; Indemnification for Loss of Customers. Exhibit "E" attached hereto contains an accurate and complete list of the names of the 15 largest customers of Seller during the past year on the basis of revenues generated. Except as set forth on Schedule 5(s), which Seller shall prepare and annex hereto as promptly as possible prior to Closing, Seller represents and warrants, with respect to Seller's top 15 customers, to the best of Seller's knowledge, that it is not aware of any circumstance or reason why any such customer would terminate its relationship or materially decrease its business with ESI after the Closing.

         (t) Records. The books of account, minute books, stock record books and other records of Seller are complete and correct in all material respects and have been maintained in accordance with sound business practices, and there have been no transactions involving the business of Seller which properly should have been set forth therein and which have not been accurately so set forth.

         (u) Employees; Employee Benefit Plans.

                  (i) Employees. Seller has provided ESI with a complete list of all permanent and full-time employees of the Seller not subject to collective bargaining agreements ("Nonunion Employees"), their salaried and wage rates, vacation pay schedule as of July 1, 1996, positions, and length of service. Except as disclosed in Schedule 5(u)(i), which Seller shall prepare and annex hereto as promptly as possible prior to Closing, no Nonunion Employee has any agreement as to length of notice required to terminate his or her employment, other than such as results by law from the employment of an employee without agreement as to such notice or as to length of service.

                  (ii) Employee Benefit Plans. Schedule 5(u)(ii), which Seller shall prepare and annex hereto as promptly as possible prior to Closing, lists all deferred compensation, pension, profit sharing, stock option, stock purchase, savings, group insurance and retirement plans, and all medical, dental, vision, life, disability, vacation pay, severance pay, incentive compensation, consulting, bonus and other employee benefit or fringe benefit plans, policies, or arrangements, both formal and informal, funded and unfunded, maintained by the Seller or Parent or with respect to which contributions are made by the Seller or Parent (including health, life insurance and other benefit plans maintained for retirees) on behalf of employees or former employees of the Seller. Said plans, including but not limited to all plans or programs that constitute "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are sometimes collectively referred to in this Section as "Benefit Plans" and each individually is sometimes referred to as a "Benefit Plan". True and complete copies of all Benefit Plans, including any insurance contracts under which benefits are provided, as currently in effect will be made available to ESI upon request. A true and complete copy of the current summary plan description, if any was required by ERISA to be prepared and distributed to participants, for each Benefit Plan will be made available to ESI upon request. Except as set forth in Schedule 5(u)(ii):

                           (1) There has not been any (A) termination or partial
termination of any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by the Seller or any affiliate of the Seller, as determined under Code Section 414(b),(c),(m) or (o) (hereinafter referred to as an "ERISA Affiliate"), at a time when Section 4021 of ERISA applied to such plan, (B) commencement of any proceeding to terminate any such plan pursuant to ERISA, or otherwise, or (C) written notice given to the Seller or any ERISA Affiliate of the intention to commence or seek the commencement of any such proceeding, which (under (A)) resulted or (under (B) or (C)) would result in any insufficiency of plan assets necessary to satisfy benefit liabilities under the plan. No "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any employee pension benefit plan and neither the Seller nor any ERISA Affiliate has any liability to the Pension Benefit Guaranty Corporation (PBGC) with respect to or arising from the maintenance of any employee pension benefit plan (including, but not limited to, liability under Sections 302, 4062, 4063, 4064 or 4069 of ERISA). No event has occurred which would permit the PBGC to impose a lien against any of the Seller's Assets under Section 302(f) or Title IV of ERISA or which would require the Seller or an ERISA Affiliate to become subject to the provisions of Section 307 of ERISA.

                           (2) All  Benefit  Plans  are  currently  in force and
effect and comply with all applicable agreements, arrangements and understandings between Seller and its present and former employees. All contributions, premiums or other payments due from the Seller or any ERISA Affiliate to (or under) any Benefit Plan on or prior to the Closing Date have been fully paid or adequately provided for on the books and consolidated financial statements of the Seller. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

                           (3) Each Benefit Plan that provides  medical benefits
has been operated in compliance with all requirements of Sections 601 through 608 of ERISA and either (A) Section 162(i)(2) and (k) of the Code and regulations thereunder (prior to 1989) or (B) Section 4980B of the Code and regulations thereunder (after 1988), relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease, as well as any applicable state law health continuation of coverage provisions.

                           (4)  Schedule  5(u)(ii)  discloses,   and  separately
indicates, each plan, fund or program maintained by the Seller or by an ERISA Affiliate on behalf of any employees or former employees of the Seller that provides post retirement medical benefits, post retirement death benefits or other post retirement welfare benefits. A copy of any written description of post retirement welfare benefits that has been provided to employees has been furnished to ESI. A copy of each plan document, insurance contract or other written instrument providing for post retirement welfare benefits has been provided to ESI, together with a description of any advance funding arrangement that has been established to fund post retirement welfare benefits.

                           (5) the Seller  shall not make or cause to be made to
any current employee, officer, director or independent contractor and there has not been made to any former employee, officer, director or independent contractor of the Seller, any payment in the form of wages or other consideration pursuant to any employment agreement, Benefit Plan, or other arrangement that was (in the case of payments made prior to Closing) or will (in the case of payments made after Closing), constitute in the aggregate an "excess parachute payment" (within the meaning of Section 280G(b) of the Code) as a consequence in whole or in part of this Agreement, or thereafter, as a consequence of any change in the ownership or effective control of the Seller or any change in the ownership of a substantial portion of the Seller's assets.

                           (6) There have been no statements  or  communications
made or materials provided to any employee or former employee of the Seller by any person (including any ERISA Affiliate or any employee, officer or director of any ERISA Affiliate) which provide for or could be construed as a contract or promise by the Seller or any ERISA Affiliate to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under Benefit Plans set forth on Schedule 5(u)(ii).

                           (7) There are no current or former  employees who are
(A) absent on a military leave or absence and eligible for rehire under the terms of the Uniformed Services Employment and Reemployment Rights Act, or (B) absent on a leave of absence under the Family and Medical Leave Act, which in either case would allow any such employee to obtain restoration of any employee benefit plan contributions or accruals related to the period of such leave.

                           (8) The consummation of the transactions contemplated
by the Agreement will not (A) give rise to any liability or obligation of the Seller pursuant to any Benefit Plan, including but not limited to, the payment of severance pay or benefits,

(B) accelerate the time of payment or vesting or increase the amount of compensation due under any Benefit Plan, (C) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Benefit Plan, or (D) directly or indirectly cause the Seller or any ERISA Affiliate to transfer or set aside any assets to fund or otherwise provide for benefits for any individual.

                  (iii)  Multiemployer Plans.

                           (1) Except as disclosed on Schedule 5(u)(iii):

                                    (A)  Seller  is not a party  to any  pension
plan or welfare benefit plan that is a "Multiemployer Plan" within the meaning of Section 4001(a)(3) of ERISA;

                                    (B) Neither  Seller,  Parent,  nor any ERISA
Affiliate has incurred a withdrawal (either complete or partial) (as defined in Section 4203 or 4205 of ERISA) from any Multiemployer Plan;

                                    (C) Neither  Seller,  Parent,  nor any ERISA
Affiliate is delinquent in making any contributions required to be paid to any Multiemployer Plan;

                                    (D)  There  is no  pending  dispute  between
Seller, Parent or any ERISA Affiliate and any Multiemployer Plan concerning payment of contributions or payment of withdrawal liability payments; and

                                    (E)  Seller  has not  incurred  a decline in
contributions to any Multiemployer Plan such that, if the current rate of contributions continues, a seventy-percent decline in contributions (as defined in Section 4205 of ERISA) will occur within the next three plan years.

                           (2)  For  each  Multiemployer  Plan  (including  each
welfare benefit plan which, pursuant to its trust agreement, contract, or otherwise, imposes any post-withdrawal liability or contribution obligations upon employers withdrawing from such plan) to which Seller has an obligation to contribute with respect to the Seller's Assets, the Seller has requested, or will so request, one of the following which will be provided to Buyer promptly upon receipt:

                                    (A) a letter from the  Administrator  of the
Multiemployer Plan setting forth the estimated withdrawal liability which would be imposed by the Plan if LPC were to withdraw from the Plan in a complete withdrawal, as of the most recently-available information, and the factors used to determine such estimate; or

                                    (B) a letter from the  Administrator  of the
Multiemployer Plan, or the most recently-available Form 5500 and/or actuarial report of the Multiemployer Plan, which in either case sets forth the actuarial assumptions used in determining the present value of unfunded vested benefits, and which shows that the Plan had no unfunded vested benefits as of the date of such report or form; or

                                    (C) a letter from the  Administrator  of the
Multiemployer Plan and/or the most recently-available actuarial report of the Plan, which sets forth the allocation method used by the Plan under Section 4211 of ERISA, the present value of unfunded vested benefits of the Plan for withdrawal liability purposes as of each plan year relevant under such allocation method, and the total employer contributions (net of withdrawn employers) for each such relevant plan year, and (from the Administrator or from the Seller) a listing by relevant year of the total contributions to the Plan which LPC and all its ERISA Affiliates were obligated to make for such plan year.

         (v) Absence of Certain Business Practices. Neither Seller nor any officer, employee or agent of Seller, nor any other person acting on its behalf, has, directly or indirectly, within the last year, or to the best of Seller's knowledge, at any time prior thereto within the five year period immediately preceding the Closing Date, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction) which (A) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B), if not given in the past, might have had an adverse effect on the assets, business or operations of Seller as reflected in the Financial Statements or (C), if not continued in the future, might adversely affect Seller's assets, business, operations or prospects or which might subject Seller to suit or penalty in any private or governmental litigation or proceeding.

         (w)      Labor Matters; Workers' Compensation.

                  (i) Except as set forth on Schedule 5(w) and except for those contracts that arise pursuant to applicable local law as of the date hereof (A) there are no collective bargaining or other labor union contracts applicable to employees of Seller, and (B)to Seller's knowledge, there is no organizational activity currently under way with respect to the business being acquired by the Buyer.

                  (ii) Except as set forth on Schedule 5(w), Seller has not engaged in, and has not received any written notice of any unfair labor practices, discrimination or other complaint or threat to file same arising under any statute, regulation, administrative or executive order or regulation relating to any aspect of employment or labor law affecting any of the facilities being purchased by Seller and no such complaints are pending before any agency or court having jurisdiction thereof. Schedule 5(w) also lists all labor and employment litigation that pertains to any of the facilities being acquired by Seller pursuant to this Agreement.

                  (iii) Except as set forth on Schedule 5(w) and except for those contracts that arise pursuant to applicable local law, as of the date hereof there are no employment, severance or consulting agreements between Seller and any of its current or former employees.

                  (iv) Seller is in compliance with all rules and regulations regarding workers' compensation and all requirements of Seller's workers' compensation insurance carrier, if any.

         (x) Disclosure. No representation or warranty by Seller or Parent contained in this Agreement, nor any statement or certificate furnished or to be furnished by Seller or Parent to ESI or its representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

When a representation or warranty is given to "the best of Seller's or Parent's knowledge," it includes all information that is known or that reasonably should be known by any one or more of the Senior Officers of Parent, the Vice President-General Counsel of Parent, and the Officers of Seller.

         6. Representations and Warranties by ESI. ESI represents and warrants to Seller, as of the date hereof and as of the Closing, and Parent as follows:

         (a) Organization. ESI is a corporation duly organized, validly existing and in good standing under the laws of Arizona and has full corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and to carry on its business as now being conducted and to own, lease or operate its properties.

         (b) Authorization and Approval of Agreement. All proceedings or corporate action required to be taken by ESI relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been taken at or prior to the Closing.

         (c) Execution, Delivery and Performance of Agreement. Neither the execution, delivery nor performance of this Agreement by ESI will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of ESI's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which ESI is a party or by which it may be bound or affected. ESI has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by ESI to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto, have been properly taken and this Agreement constitutes a valid and binding obligation of ESI.

         (d) Litigation. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of ESI threatened, against or relating to ESI in connection with or relating to the transactions contemplated by this Agreement, and ESI does not know or have any reason to be aware of any basis for the same.

         (e) Compliance with Laws. Each of ESI and its subsidiaries has complied in all material aspects with all applicable laws, statutes, rules and regulations, orders of federal, state, local and foreign governments and governmental agencies applicable to it and its business, assets, properties and operations and no claim of violation of any such laws or regulations exists on the date hereof.

         (f) Disclosure. Neither this Agreement nor any other document, certificate, exhibit, statement or schedule furnished or to be furnished by or on behalf of ESI to Seller in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the factual statements contained therein, in light of the circumstances under which made, not misleading.

         (g) ESI shall use commercially reasonable efforts to obtain financing sufficient for the consummation of the transactions contemplated hereby.

When a representation or warranty is given to "the best of ESI's knowledge," it includes all information that is known or that reasonably should be known by any one or more of the Senior Officers of ESI.

         7. Conduct of Business Prior to Closing. (a) Prior to the Closing, Seller shall conduct its business and affairs only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, and Seller and Parent will use all commercially reasonable efforts (i) to preserve the business and organization of Seller intact, (ii) to keep available to ESI the services of Seller's present officers, employees, agents and independent contractors, (iii) to preserve for the benefit of ESI the goodwill of Seller's suppliers, customers, landlords and others having business relations with it, (iv) to cooperate with ESI and use reasonable efforts to assist ESI in obtaining the consent of any landlord or other party to any lease or contract with Seller where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby and (v) to cooperate with ESI in its efforts to obtain the financing of the cash portion of the purchase price in accordance with the provisions of Section 13(i) below. Without limiting the generality of the foregoing, prior to the Closing Seller will not without ESI's prior written approval:

                  (i) change its certificate or articles of incorporation or by-laws or merge or consolidate or obligate itself to do so with or into any other entity;

                  (ii) intentionally omitted; or

                  (iii) perform, take any action or incur or permit to exist any or the acts, transactions, events or occurrences of the type (1) described in subparagraphs (i)-(v),

         (viii)-(xiv), (xvi) or (xvii) of Section 5(j) of this Agreement which would have been inconsistent with the representations and warranties set forth therein had the same occurred after the Balance Sheet Date and prior to the date hereof or (2) described in Section 5(c) of this Agreement which would be required to be set forth on Schedule "5(c)" hereof if it had taken place during the past three years.

         (b) Seller shall give ESI prompt written notice of (i) any change in any of the information contained in the representations and warranties made in
Section 5 or elsewhere in this Agreement or the Schedules referred to herein which occurs prior to the Closing, or (ii) any material contract, agreement, commitment or other understanding or arrangement entered into by Seller, or any material modification of or amendment to any of the foregoing.

         (c) Parent will cause Seller to consult with and will consider the recommendations of ESI with respect to (i) the cancellation of contracts, agreements, commitments or other understandings or arrangements to which Seller is a party, including, without limitation, purchase orders for any item of inventory and commitments for capital expenditures or improvements, (ii) the commencement in one or more of Seller's locations of the orderly and gradual discontinuance of particular items or operations and (iii) purchasing, pricing or selling policy; provided, however, that nothing contained in this subsection
(c) shall require Seller to take or fail to take any action that, in Seller's reasonable judgment, is likely to give rise to a substantial penalty or a claim for damages by any third party against Seller, or is likely to result in material losses or reduced profits to Seller, or is otherwise likely to prejudice in any material respect or unduly interfere with the conduct of Seller's business and operations in the ordinary course consistent with prior practice, or is likely to result in a breach by Seller of any of its representations, warranties or covenants contained in this Agreement (unless any such breach is first waived in writing by ESI).

         8. Access to Information and Documents. Upon reasonable notice and during regular business hours, Seller will give ESI and ESI's attorneys, accountants and other representatives full access to Seller's key personnel, and distributors (with prior approval of Seller management) and all properties, documents, contracts, books and records of Seller and will furnish ESI with copies of such documents (certified as complete and correct by Seller's officers if so requested) and with such information with respect to the affairs of Seller as ESI may from time to time request, and ESI will not improperly disclose the same prior to the Closing. ESI's right of access shall include the right to copy and review the workpapers and other relevant records in connection with the audit referred to in Section 15 hereof. Any such furnishing of information to ESI or any investigation by ESI shall not affect ESI's right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto. Nothing herein shall limit the terms of the Disclosure Agreement previously executed by the parties, which shall remain in full force and effect.

         9.       Employment and Noncompete Agreements; Post-Closing Agreements.

         (a)  Intentionally omitted.

         (b) Seller and Parent shall execute and deliver, and shall cause Penske Truck Leasing Co., L.P. ("Penske") on its behalf and on behalf of its subsidiaries to execute and deliver, to ESI at the Closing a Non-Competition Agreement in the form to be agreed upon by the parties and annexed hereto as Exhibit "G." The Non-Competition Agreement, to the extent enforceable under applicable laws, shall be for a period of 3 years and the applicable territory shall be the entire United States. Each party providing a Non-Competition Agreement shall agree not to solicit or contract with any customers of ESI (and any ESI affiliate that consummates the purchase of Seller's assets) for the purpose of employee leasing or to engage in the business of employee leasing. Seller, Parent and ESI agree to use their best efforts, and Seller and Parent agree to cause Penske to use its best efforts, as promptly as possible after the execution hereof, to clarify the effect of the Non-Competition Agreement on logistics operations of Parent and its subsidiaries and to finalize the exact scope and terms of the Non-Competition Agreement.

         (c) Parent shall execute and deliver to ESI at the Closing such agreements for post- Closing services and the use of rental space after Closing (the "Post-Closing Agreements") as may be required by ESI to ensure the continuation of certain accounting and other services provided by Parent and relating to the business.

         10. Directors and Shareholders Authorization; Change of Corporate Name; No- Shopping.

         (a) At or prior to the Closing, Seller will deliver to ESI a copy of the resolutions of the Board of Directors and the resolutions or consents of Parent, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Seller or Parent, as appropriate.

         (b)      Intentionally omitted.

         (c) In consideration of the substantial expenditures of time, effort and expense to be undertaken by ESI in connection with the various investigations referred to in this Agreement, Parent and Seller shall not (nor will either permit any of their respective officers, directors, shareholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than ESI and its designees: (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or substantially all of LPC's business and properties or capital stock whether by merger, purchase of assets, tender offer or otherwise; (ii) disclose any information not customarily disclosed to any person concerning LPC's business and properties or afford access to its property, books or records to any person or entity not customarily having access thereto; or (iii) assist or cooperate with any person to make any proposal to consummate a transaction of the type referred to in clause (i).

         11. Bulk Sales Compliance. ESI hereby waives compliance by Seller with the provisions of the Bulk Sales Law of any state, and Seller warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against ESI by reason of such non-compliance to the extent that such liabilities are not specifically assumed by ESI under this Agreement. Seller and Parent, jointly and severally, hereby indemnify and agree to hold ESI harmless from, against and in respect of (and shall on demand reimburse ESI for) any loss, liability, cost or expense, including, without limitation, attorneys' fees, suffered or incurred by ESI by reason of the failure of Seller to pay or discharge such claims. Seller shall furnish to ESI such evidence as ESI may reasonably request in order to confirm that the provisions of this Section 11 have been complied with.


         12. Employee Plans; Employees.

         (a) Benefit Plans and Pension Plans. ESI shall not be obligated to assume any obligations arising under any "employee benefit plan" (as such term is defined in section 3(3) of ERISA) which Seller maintains relating to any Nonunion Employee (collectively, the "Nonunion Plans"). The participation of the Nonunion Employees in the Nonunion Plans shall be terminated as of the Closing Date, in each case except to the extent that any rights under such plans shall have vested, or may vest upon fulfillment of certain conditions, in accordance with the terms contained therein. Seller shall be responsible for providing health continuation coverage in accordance with Code Section 4980B to qualified beneficiaries resulting from any qualifying events that occur under Seller's group health plan(s).

         (b) Assumed Plans. Any Benefit Plan which will be assumed by ESI in connection with the acquisition (hereinafter referred to as an "Assumed Benefit Plan") is listed on Schedule 12(b), which ESI shall prepare and annex hereto as promptly as possible prior to Closing. With respect to each Assumed Benefit Plan under this Agreement:

                  (i) Each Assumed Benefit Plan complies, in form and operation, with all applicable statutes, laws and regulations of any public body or authority, including, but not limited to, ERISA and the Code and all applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and regulations thereunder, (B) Title VII of the Civil Rights Act of 1964, as amended, and regulations thereunder, and (C) the Americans with Disabilities Act of 1990, as amended, and regulations thereunder.

                  (ii) The funds available under each Assumed Benefit Plan which is intended to be a funded plan equal or exceed the amounts required to be paid, or which would be required to be paid, if such Assumed Benefit Plan were terminated, on account of rights vested or accrued as of the Closing Date.

                  (iii) Any Assumed Benefit Plan that is intended to qualify under Section 401(a) of the Code meets in all material respects all requirements for qualification under Section 401(a) of the Code and the regulations thereunder, and the Seller has provided ESI with a copy of the most recent favorable determination letter issued by the Internal Revenue Service concerning the Plan's qualification. Each such Assumed Benefit Plan has been administered in accordance with its terms and the applicable provisions of ERISA and the Code and the regulations thereunder and no matter exists which would adversely affect the qualified tax-exempt status of such Assumed Benefit Plan and any related trust.

                  (iv) With respect to each Assumed Benefit Plan,  except as set forth on Schedule 12(b)(iv), there have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to such Assumed Benefit Plan; all reports and information relating to each such Assumed Benefit Plan required to be filed with any governmental entity have been accurately and timely filed; all reports and information relating to each such Assumed Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; each trust related to any Assumed Benefit Plan which is a voluntary employee beneficiary association pursuant to Section 501(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its tax-exempt status, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; there exist no restrictions on ESI's right to terminate or decrease prospectively the level of benefits under any Assumed Benefit Plan after the Closing Date without liability to any employee or former employee of Seller; no event has occurred or circumstance exists that could result in a material increase in premium costs of any Assumed Benefit Plan that is insured or a material increase in benefit costs of any Assumed Benefit Plan that is self-insured; no officer, employee or director of the Seller or other fiduciary of any Assumed Benefit Plan has committed a breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA with respect to such Assumed Benefit Plan.

                  (v) There has been delivered to ESI, or shall be delivered to ESI as promptly as possible after the date hereof, with respect to each Assumed Benefit Plan the following: a copy of the annual report (if required under ERISA) with respect to each such Assumed Benefit Plan for the last three years (including all schedules and attachments); a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Assumed Benefit Plan; all material employee communications relating to such Assumed Benefit Plan; a true and complete copy of such Assumed Benefit Plan; all trust agreements, insurance contracts, accounts or other documents which establish the funding vehicle for any Assumed Benefit Plan and the latest financial statements thereof; any investment management agreements, administrative services contracts, or other agreements and documents relating to the ongoing administration and investment of any Assumed Benefit Plan.

                  (vi) With respect to each such Assumed Benefit Plan for which an annual report has been filed and delivered to ESI pursuant to Section 12(b)(v) above, no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

                  (vii) There are no actions, suits, proceedings, investigations or hearings pending with respect to any Assumed Benefit Plan, or to the Seller's or Parent's knowledge any claims (other than claims for benefits arising in the ordinary course of an Assumed Benefit Plan)
threatened against or with respect to any Assumed Benefit Plan or any fiduciary or assets thereof, and there are no facts known to the Seller or Parent which could reasonably give rise to any such actions, suits, proceedings, investigations, hearings or claims.

         (c) Multiemployer Plans. This Section 12(c) applies to the following Multiemployer Plans, which shall be referred to in this Section 12(c) as "the Plan:" New England Teamsters and Trucking Industry Pension Plan; Central States Southeast and Southwest Areas Pension Fund; Teamsters Pension Trust Fund of Philadelphia and Vicinity; New York State Teamsters Conference Pension and
Retirement Fund; and Western Pennsylvania Teamsters and Employers Pension Plan--provided, however, if it is determined upon information received by, and satisfactory to, both Seller and ESI, that any withdrawal liability that would be imposed upon Seller by a Plan by reason of the sale of assets hereunder, would be zero pursuant to the de minimis rule of Section 4209 of ERISA, then this Section 12(c) shall not apply to such Plan. It is intended that the purchase of Assets under this Agreement will not result in a complete or partial withdrawal from the Plan. Accordingly, ESI and Seller agree as follows:

                  (i) ESI shall assume an obligation to contribute to the Plan with respect to the Seller's Assets for substantially the same number of contribution base units (as defined by the Plan) for which the Seller had an obligation to contribute to the Plan with respect to such Assets as of the day before the Closing Date.

                  (ii) Prior to the first day of the first plan year after Closing, ESI and Seller shall jointly apply to the Plan for a variance from the requirement of Section 4204(a)(1)(B) of ERISA, that a bond be obtained or an amount be held in escrow as provided in said Section. In the event that the Plan determines that the request does not qualify for such variance, ESI shall obtain any required bond or establish any required escrow within 30 days after the date on which Seller or ESI receives notice of the Plan's decision, and shall maintain such bond or escrow until the earliest of:

                           a. the date a variance is obtained from the Plan;

                           b. the date a variance or exemption is obtained  from
the Pension Benefit Guaranty Corporation; or

                           c. the last day of the  fifth  plan  year  commencing
after the Closing;

which bond or escrow shall be paid to the Plan if ESI withdraws therefrom or fails to make a contribution to the Plan when due, at any time during the first five plan years beginning after the date of Closing.

                  (iii) If ESI withdraws from the Plan in a complete withdrawal or a partial withdrawal with respect to the Seller's Assets, on or before the last day of the fifth plan year commencing after the Closing Date, Seller shall be secondarily liable for any withdrawal liability it would have had to the Plan with respect to such Assets (but for the provisions of section 4204 of ERISA) if the liability of the ESI is not paid. ESI shall notify Seller, in writing, not less than fifteen (15) days after the date on which ESI receives from the Plan an assessment for any withdrawal liability resulting from a partial or complete withdrawal from the Plan. Seller shall have the right to pay, on behalf of ESI, all or any part of any withdrawal liability assessed against ESI as a result of such partial or complete withdrawal, in which case ESI shall become liable to Seller for any such payment made by Seller.

                  (iv) In the event of any withdrawal by ESI during the five plan years commencing after the Closing Date, or in the event of any breach by ESI of its commitments under paragraphs (i), (ii) or (iii) above, ESI shall indemnify Seller for any withdrawal liability, whether complete or partial (including all reasonable accounting, actuarial, and legal expenses incident thereto), assessed against Seller on account of the purchased Assets. Seller shall indemnify ESI for any withdrawal liability, whether complete or partial
(including all reasonable accounting, actuarial, and legal expenses incident thereto), assessed against ESI as a result of any failure by Seller to comply with the obligations imposed on Seller by section 4204(a) of ERISA or paragraph
(ii) above.

                  (v) At any time on or before ninety (90) days after the Closing hereunder, Seller may provide written notice to ESI that it desires to add one or more Multiemployer Plans to the Plans identified in the first sentence of this Section 12(c). ESI agrees that such plans may be included within the preceding provisions hereof, subject to the following modifications of this Section 12(c) with respect to any such additional plans: (A) Seller shall prepare any required application for variance at its expense, and shall pay the cost of any required bond or establish any required escrow, if necessary, pursuant to Section 12(c)(ii) above; and (B) in the event of any withdrawal by ESI from any such additional plan during the five plan years commencing after the Closing Date, Seller shall, in addition to the indemnification set forth in Section 12(c)(iv), also indemnify and hold harmless ESI from that portion of ESI's withdrawal liability allocated on the basis of contributions made by Seller but attributed to ESI pursuant to the operation of
Section 4204 of ERISA.

         (d) Treatment of Employees at Closing. Seller's employees shall be, at ESI's election, either (i) deemed as terminated by Seller as of the Closing
Date, and ESI shall offer employment to all such employees as of the Closing Date on substantially the same employment terms as existed with Seller, or (ii) otherwise transferred from Seller to ESI in a manner acceptable to ESI.


         13. Conditions Precedent to ESI's Obligations. All obligations of ESI hereunder are subject, at the option of ESI, to the fulfillment of each of the following conditions at or prior to the Closing:

         (a) All representations and warranties of Seller and Parent contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, modified as needed and as disclosed by Seller to ESI, and shall then be true and correct in all material respects.

         (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller or by Parent at or before the Closing shall have been duly and properly performed in all material respects.

         (c) Since the Balance Sheet Date, there shall not have occurred any material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of Seller.

         (d) There shall be delivered to ESI a certificate executed by President and Assistant Secretary of Seller and by Parent, dated the date of the Closing, certifying that the conditions set forth in paragraphs (a), (b), and (c) of this
Section 13 have been fulfilled, and that the schedules and exhibits to be attached hereto are complete and accurate as of the Closing Date.

         (e) All documents required to be delivered to ESI at or prior to the Closing shall have been so delivered.

         (f) ESI shall have received an Opinion of Seller's Counsel, dated the date of the Closing, in form and content to be agreed upon by the parties and annexed hereto as Exhibit "H."

         (g) Seller shall have obtained written consents to the transfer or assignment to ESI of all consignment agreements, licenses, leases and other material contracts of Seller (other than immaterial purchase and sales orders in the ordinary course of business) where the consent of any other party to any such contract may, in the opinion of ESI's counsel, be required for such assignment or transfer.

         (h) All applicable filings, consents and expirations of waiting periods required by law, regulatory authorities or contracts shall have been obtained, including without limitation the completion of any required filings under the HSR Act (as defined in the following sentence) and the expiration or early termination of all applicable waiting periods thereunder.The parties shall have filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice notification and report forms with respect to the transactions contemplated hereby pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") and the rules promulgated thereunder, if necessary.

         (i) ESI shall have obtained financing sufficient for the consummation of the transactions contemplated hereby on terms and conditions acceptable to ESI in its sole discretion.

         (j) ESI's due diligence investigation and review of Seller's business, prospects, capitalization and properties, including, but not limited to, an evaluation of the minute books, financial records, tax returns, contracts, leases, governmental authorizations, employment agreements, employee benefit plans, all other contracts material to the operation of its business and compliance with laws shall have been completed and shall not have disclosed any material breach of any of Seller's representations and warranties set forth in Section 5 hereof.

         (k) ESI's due diligence investigation and review of (i) Seller's participation in the Multiemployer Plans identified in Schedule 12(c), (ii) ESI's undertakings pursuant to Section 12(c), and (iii) Seller's employee benefit plans and employee benefit liabilities as described in Section 5(u), shall have been completed to ESI's reasonable satisfaction.

         (l) Seller's auditor, Deloitte & Touche L.L.P. ("Deloitte & Touche"), shall have completed its audit of Seller's financial statements for the year ended December 31, 1995, and, with respect to the other financial statements described in Section 15 hereof, shall have indicated in writing to ESI's satisfaction that an audit can be completed and that Deloitte & Touche will be able to give a clean and unqualified audit opinion on such financial statements (i.e. an unqualified opinion that said financial statements present fairly the financial condition of and circumstances relating to Seller, in accordance with generally accepted accounting principles, consistently applied).

         (m) ESI's review of the schedules and exhibits to be prepared by Seller and attached hereto shall have been completed to ESI's reasonable satisfaction.

         (n) Intentionally omitted.

         14. Conditions Precedent to Seller's and Parent's Obligations. All obligations of Seller and Parent at the Closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing:

         (a) All representations and warranties of ESI contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.

         (b) All obligations required by the terms of this Agreement to be performed by ESI at or before the Closing shall have been duly and properly performed in all material respects.

         (c) There shall be delivered to Seller a certificate executed by the President and Secretary of ESI, dated the date of the Closing, certifying that the conditions set forth in paragraphs (a) and (b) of this Section 14 have been fulfilled.

         (d) Seller shall have received an Opinion of ESI's Counsel, dated the date of the Closing, in the form and content to be agreed upon by the parties and annexed hereto as Exhibit "I."

         (e) Seller shall have received the Liabilities Undertaking Agreement.

         (f) There shall be no action, proceeding, or investigation which shall have been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby and all consents, authorizations, orders and approvals required to be obtained by ESI for the consummation of the transactions shall have been secured.

         (g) The parties shall have filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice notification and report forms with respect to the transactions contemplated hereby pursuant to the HSR Act and the rules promulgated thereunder, if necessary, and the waiting periods thereunder shall have expired or been early terminated.

         15. Audited Financial Statements. Seller shall use its best efforts to complete its audit and deliver to ESI as soon as possible, the following financial statements:

         (a) Seller's audited balance sheets as of December 31, 1994 and 1995, and audited income statements, statements of cash flows, and related notes, prepared in accordance with GAAP and SEC Regulation S-X for the related one year periods ended on December 31, 1993, 1994 and 1995, accompanied by a clean and unqualified report of Seller's auditor, Deloitte & Touche LLP ("Deloitte & Touche") thereon; and

         (b) Seller's unaudited balance sheets as of June 30, 1996 and unaudited income statements, statements of cash flows, and related notes, prepared in accordance with GAAP and SEC Regulation S-X for the related six month periods ended June 30, 1995 and 1996 and for any such period that might be required to keep the statements current under Regulation S-X.

Seller has instructed Deloitte & Touche to discuss fully with ESI's auditor, Arthur Andersen, as part of the auditing process use of applicable accounting principles to be used in the completion of the financial statements. Seller shall make available to Arthur Andersen, and shall instruct Deloitte & Touche to make available to Arthur Andersen, all materials, notes, work papers, etc., being utilized in preparation of the audit, after receiving customary representations from ESI and Arthur Andersen.

         16. Indemnification.

         (a) Seller and Parent, jointly and severally, hereby indemnify and agree to hold ESI harmless from, against and in respect of (and shall on demand reimburse ESI for):

                  (i) any and all losses, liabilities or damages suffered or incurred by ESI (a) by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller or Parent contained herein or in any certificate, document or instrument delivered to ESI pursuant hereto or in connection herewith or (b) which would not have been suffered or incurred if such representation were true and not breached or if such covenant were fully performed;

                  (ii) any and all losses, liabilities or damages suffered or incurred by ESI in respect of or in connection with any liabilities of Seller or Parent or their respective affiliates not expressly assumed by ESI pursuant to the terms of the Liabilities Undertaking;

                  (iii) any and all losses, damages, debts, liabilities or obligations of Seller or Parent or their respective affiliates, direct or indirect, fixed, contingent or otherwise, which exist at or as of the date of the Closing hereunder or which arise after the Closing but which are based upon or arise from any act, omission, transaction, circumstance, providing of goods or services, state of facts or other condition which occurred or existed on or before the date of the Closing, whether or not then known, due or payable, except to the extent (A) reflected or reserved against on the face of the Balance Sheet (excluding the notes thereto) or incurred after the Balance Sheet Date in connection with the purchase of goods or services in the ordinary course of Seller's business and in conformity with the representations, warranties and covenants of Seller contained in this Agreement (or a Schedule hereto) and (B) expressly assumed by ESI pursuant to the terms of the Liabilities Undertaking;

                  (iv) The amount of any and all receivables which are not collected in accordance with the provisions of Section 5(r) hereof;

                  (v) any and all losses, liabilities or damages suffered or incurred by ESI by reason of or in connection with any claim for a finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Seller or Parent with respect to this Agreement or any of the transactions contemplated hereby;

                  (vi) any and all losses, liabilities or damages suffered or incurred by ESI relating to employee benefits (excluding vacation pay and any severance obligations toward employees that are retained by ESI prior to severance) attributable to services performed prior to the Closing, except to the extent set forth on Schedule 16(a)(vi) annexed hereto; and

                  (vii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

Notwithstanding the above provisions of this Section 16(a), the indemnification obligations of Seller shall not apply to any losses, liabilities, damages, debts, obligations, fees or expenses which in the aggregate are less than $20,000.

         (b) ESI hereby agrees to indemnify and hold Seller and Parent harmless from, against and in respect of (and shall on demand reimburse them for):

                  (i) Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by ESI contained herein or in any certificate, document or instrument delivered to Seller hereunder;

                  (ii)  Any  and  all   liabilities  or  obligations  of  Seller
         specifically assumed by ESI pursuant to this Agreement;

                  (iii) Any and all actions, suits, proceedings, claims, demands, assessments, judgements, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

                  (iv) Any and all losses, liabilities or damages suffered or incurred by Seller or Parent by reason of or in connection with any claim for a finder's fee or brokerage or other commission arising by reason of services alleged to have been rendered to or at the instance of ESI with respect to this Agreement or any transactions contemplated hereby.

         (c) Upon Seller's payment to ESI of the face amount of any uncollected receivable by reason of the failure of such receivable to be fully collected as warranted pursuant to the provisions contained in Section 5(r) hereof, ESI shall assign such receivable to Seller, without recourse.

Notwithstanding the above provisions of this Section 16(b), the indemnification obligations of ESI shall not apply to any losses, liabilities, damages, debts, obligations, fees or expenses which in the aggregate are less than $20,000.

         17. Nature and Survival of Representations and Warranties. Each statement, representation, warranty, indemnity, covenant and agreement made by Seller or Parent in this Agreement or in any document, certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement or in connection herewith shall be deemed the joint and several statement, representation, warranty, indemnity, covenant and agreement of Seller and Parent. Except as set forth in the following sentence, all statements, representations, warranties, indemnities, covenants and agreements made by each of the parties hereto shall survive the Closing for a period of one (1) year from the date of Closing. Notwithstanding the previous sentence, the following representations shall survive the Closing for the following periods of time: (i) any representations and warranties relating to tax matters shall survive until the later of (A) six (6) years from the date of Closing or (B) 90 days after the expiration of the applicable statute of limitations for the tax matter in question, (ii) any representations and warranties relating to the Plan (including without limitation those contained in Sections 5(u)(iii) and 12(c) hereof) shall survive until the later of (A) six (6) years from the Closing Date or (B) termination of the bond or escrow referenced in Section 12(c) hereof and the fulfillment of the necessary condition(s) for termination of the bond or escrow, also set forth in Section 12(c) hereof, and (iii) any claim of fraud with respect to the violation of any representation or warranty shall survive the Closing forever. Any party may make a claim for indemnification by sending written notice to the other party or parties hereto on or before midnight on the last date of the time period for survival of the representation and warranty in question. The termination of the rights of an indemnified party to receive indemnification as provided in the Agreement shall not affect any person's right to prosecute to conclusion any claim made by that person prior to the time that the relevant right of indemnity terminates.

         18. Intentionally omitted.

         19. Allocation of Purchase Price. Although ESI would not purchase less than all of Seller's Assets separately, the total Purchase Price described in
Section 2 above shall be allocated among said purchased items in the manner provided in Exhibit "J."

         The parties have made a mutual good faith determination of the respective values of the components of Seller's Assets and the Noncompetiton Agreement and the allocations set forth in Exhibit "J" are based on such determination. Each party agrees that it will not take any position for purposes of computing federal or state income or franchise taxes that is inconsistent with the foregoing allocations. If any party fails to comply with the provisions of the preceding sentence, such party shall be liable for all taxes, reasonable legal and accounting fees, and other expenses actually incurred by the other parties as a consequence of such failure; provided, however, that should such fees and other expenses be incurred in connection with any audit or other inquiry involving issues beyond the scope of this Agreement, any party liable for reimbursement of such fees and expenses hereunder shall be responsible only for the portion of the total fees and expenses incurred that are reasonably related to the issues arising hereunder.

         20. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered or sent to the parties at the address set forth below, or at such other address that they designate by notice to all other parties in accordance with this Section 20. Any party delivering notice to Parent, LPC or LAP shall deliver it to:

                  Leaseway Transportation Corp.
                  Route 10 Green Hills
                  Reading, Pennsylvania 19603
                  Attention: Frank Cocuzza
                  Senior Vice President - Finance
                  Fax No. (610) 775-5064

                  with a copy to:

                  Michael A. Duff, Esq.
                  Assistant General Counsel
                  Penske Truck Leasing
                  Route 10 Green Hills
                  Reading, Pennsylvania 19603

                  Fax No. (610) 775-6330

Any party delivering notice to ESI shall deliver it to:

                  Marvin D. Brody
                  Chairman of the Board
                  EMPLOYEE SOLUTIONS, INC.
                  2929 E. Camelback Road, Suite 220
                  Phoenix, Arizona  85016
                  Fax No. (602) 955-1235

                  with a copy to:

                  Paul M. Gales, Esq.
                  QUARLES & BRADY
                  One E. Camelback, Suite 400
                  Phoenix, Arizona  85012
                  Fax No. (602) 230-5598

         All notices and  communications  shall be deemed to have been received:
(1) in the case of personal delivery, on the date of such delivery; (2) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (4) below; (3) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (4) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the date of delivery, as evidenced by the certified or registered mail receipt.

         21.      Termination.

         (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                  (i) by Parent or ESI if the Closing has not occurred by September 30, 1996;

                  (ii) by mutual consent of Parent and ESI;

                  (iii) by ESI, if any representation or warranty of Parent, LPC or LAP made in or pursuant to this Agreement is untrue or incorrect in any material respect; Parent, LPC or LAP materially breaches the covenants or other terms of this Agreement; or any of the conditions precedent to Closing contained in Section 13 cannot be satisfied;

                  (iv) by Parent, if any representation or warranty of ESI made in or pursuant to this Agreement is untrue or incorrect in any material respect; ESI materially breaches the covenants or other terms of this Agreement; or any of the conditions precedent to Closing contained in Section 14 cannot be satisfied;

                  (v) by Seller or Parent, if the total purchase price, as defined in Section 2 hereof, is less than $22,500,000 (without taking into account the Net Asset Adjustment).

         (b) A party terminating this Agreement pursuant to Section 21(a) shall give written notice thereof to each other party thereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party; provided, however, that if such termination is by ESI pursuant to Section 21(a)(iii), or if such termination is by Parent pursuant to Section 21(a)(iv), such termination shall not affect the right, if any, of the non-defaulting parties to damages on account of breach by any other party; and further provided that if such termination is pursuant to
Section 21(a)(v), Seller and Parent shall reimburse ESI for all of ESI's out-of-pocket expenses (including attorneys' fees) incurred in furtherance of the transactions contemplated herein prior to the effective time of the termination, in an amount not to exceed $100,000.

         22.      Miscellaneous.

         (a) This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

         (b) No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         (c) This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns.

         (d) The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

         (e) Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

         (f) Seller will pay all sales, transfer and documentary taxes, if any, payable in connection with the sale, conveyances, assignments, transfers and deliveries to be made to ESI hereunder.

         (g) This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

         (h) This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Arizona applicable to contracts made and to be performed therein, without regard to principles relating to conflicts of laws.

         (i) Any controversy or claim arising out of or relating to this agreement or the breach or validity thereof shall be settled exclusively by arbitration in Phoenix, Arizona, by a panel of three arbitrators in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, and the parties consent to the exclusive jurisdiction of the Maricopa County, Arizona courts for this purpose.

         (j) Seller and Parent hereby consent to the exclusive jurisdiction of the State and Federal courts sitting in Maricopa County, Arizona in any action arising out of or connected in any way with this Agreement, and Seller and Parent further agree that the service of process or of any other papers upon them or any of them by registered mail at their respective addresses set forth herein shall be deemed good, proper and effective service upon them.

         (j) Each party agrees that neither it nor any of its affiliates will make any public statement regarding the transactions contemplated by this Agreement without first consulting the other parties hereto in order than such public statement shall be jointly worded and issued by the parties, except that ESI shall be entitled to make such disclosures as it reasonably concludes are required of it by law.

         (k) If any party (the "Defaulting Party") defaults in its obligations under this Agreement and, as a result thereof, the other party (the "Non-Defaulting Party") seeks to legally enforce its rights hereunder against the Defaulting Party, then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys' fees) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

         23. Completion of Schedules and Exhibits. The parties shall use their best efforts to complete the exhibits referred to herein, and Seller shall use its best efforts to complete the schedules referred to herein, all on or before July 22, 1996.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                              LEASEWAY PERSONNEL CORP.



                                              By________________________________
                                              Its_______________________________


                                              EMPLOYEE SOLUTIONS, INC.



                                              By________________________________
                                                   Marvin D. Brody
                                                   Chairman and CEO

                                              LEASEWAY TRANSPORTATION CORP.



                                              By________________________________
                                              Its_______________________________


                                              LEASEWAY ADMINISTRATIVE PERSONNEL,
                                              INC.



                                              By________________________________
                                              Its_______________________________

EXHIBIT LIST


EXHIBIT                                                      SECTION REFERENCE

A - Bill of Sale                                                  1(b); 4(a)(ii)
B - Assignment of Contract Rights                                 4(a)(iii)
C - Assignment of Lease                                           4(a)(iv)
D - Liabilities Undertaking                                       16(ii), (iii)
E - Business Description; Material Customer List                  5(m), (s)
F - Form of Employment Agreement                                  9(a)
G - Non-Competition and Continuity of
         Business Dealings Undertaking                            9(b)
H - Form of Opinion of Seller's Counsel                           13(f)
I - Form of Opinion of ESI's Counsel                              14(d)
J - Allocation of Purchase Price                                  19